Page 9 of 16 Pages


                                    EXHIBIT A


                     MEXICO STRATEGIC INVESTMENT FUND, LTD.



                                  CONFIDENTIAL
                                  ------------


                                  June 22, 1998

The UniMark Group, Inc.
UniMark House
Bartonville
Argyle, TX  76226

Gentlemen:

     1. This letter is to confirm our agreement that we or an affiliate of ours to be designated by us ("Purchaser") will purchase, and The UniMark Group, Inc. ("you" or the "Company") will issue to Purchaser, 3,305,500 shares of Common Stock (the "Primary Shares") of the Company for a purchase price of U.S.$4.5375 per share, or an aggregate purchase price of U.S.$14,998,706.25, in cash (subject to adjustment for stock splits, stock dividends and similar transactions that occur between the date hereof and the date such transaction is consummated). The purchase price for the Primary Shares will be payable in U.S. dollars . The definitive purchase agreement for the Primary Shares (the "Agreement") will grant to Purchaser and its assigns an option (the "Option") to acquire 1,000,000 shares of Common Stock of the Company at an exercise price of $4.5375 per share (subject to anti-dilution protections and adjustment), which option will be exercisable on or before the first anniversary of the date the Primary Shares are acquired.


     2. The Agreement will contain customary terms, including customary representations and warranties, indemnities, conditions and covenants (including covenants not to do the matters addressed on Annex A hereto, which negative covenants will be applicable so long as Purchaser and its affiliates either own



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                                                             Page 10 of 16 Pages

(i) 10% or more of the outstanding Common Stock of the Company, or (ii) have not transferred to third-parties 50% or more of the Primary Shares).


     3.   The  Agreement   will  include  or  be  accompanied  by  an  agreement
satisfactory to the Company and to Purchaser providing for customary registration rights (with three demand registrations and unlimited piggyback rights) for the Primary Shares, the Option and the Common Stock obtained upon exercise of the Option (the Primary Shares and such Common Stock being hereinafter referred to collectively as the "Shares"). The Agreement will also provide that Purchaser will not sell the Option or any of the Shares for one year from the time the Primary Shares are acquired (other than to affiliates, each of which shall be bound by the foregoing transfer restriction).


     4. From the date hereof until August 1, 1998, the Company shall not, and the Company shall cause its affiliates and representatives not to, initiate, solicit, enter into or conduct any discussions or negotiations, or enter into any agreement, whether written or oral, with any person with respect to the sale of all or any significant portion of the stock or assets of the Company (other than in connection with the transactions contemplated hereby).


     5. The Company shall pay all of our costs and expenses (including fees and expenses of counsel and accountants) in connection with our due diligence review of the Company, the negotiation, execution and delivery of this letter, the Agreement and all other documents in connection therewith, and the closing of the transactions contemplated hereby, up to a maximum of $100,000, as well as our costs and expenses (including fees and expenses of counsel and accountants) of our enforcement of the foregoing.


     6. You and we shall consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby. You and we will not issue any such press release or make any such public statement without the prior approval of the other except as may be required by law.


     7. Purchaser represents to the Company that this letter has been duly authorized, executed and delivered by it and constitutes the valid, binding and enforceable obligation of Purchaser and that no further authorization by



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                                                             Page 11 of 16 Pages


partners, directors or shareholders of Purchaser is required (by law, contract, rule of any securities authority or exchange or otherwise). Purchaser will have, at the time required by the Agreement, sufficient funds to effect the closing of the transactions contemplated hereby.


     8. The Company represents to Purchaser that this letter has been duly authorized, executed and delivered by it and constitutes the valid, binding and enforceable obligation of the Company and that no further authorization by directors or shareholders of Purchaser is required (by law, contract, rule of any securities authority or exchange or otherwise). The Shares will be eligible for NASDAQ NMS trading without further consents or actions (other than registration under the federal securities laws).


     9. The Company further represents to Purchaser as follows: the Company has timely filed with the Securities and Exchange Commission all forms, reports, schedules, statements and other documents required to be filed by it (other than the Company's proxy statement in respect of its annual shareholders' meeting to be held in 1998) since January 1, 1996 under the Exchange Act (as defined below) or the Securities Act (as defined below) (such documents, as supplemented and amended since the time of filing, collectively, the "SEC Documents"). The SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments consistent with past practice), in all material respects, the consolidated financial position of the Company and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All projections previously (or hereafter) provided to Purchaser in connection with the transactions contemplated hereby are (or will be) bona fide projections of the Company and



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                                                             Page 12 of 16 Pages

the Company believes that such projections are reasonable. All other information previously (or hereafter) furnished by the Company to Purchaser is (or shall be) true and correct in all material respects does not (and will not) contain any material misstatements or omissions. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, any stock exchange or any other comparable governmental authority (domestic or foreign). The "Securities Act" shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder. The "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended including the rules and regulations promulgated thereunder.


     10. You and we agree to use our respective best efforts to negotiate and enter into the Agreement by July 15, 1998, subject to compliance with the conditions referred to in this letter.


     11. Your obligation to sell the Shares and grant the Option referred to in Paragraph 3 hereof is subject to the compliance by Purchaser of the terms of this letter applicable to it (including the continued truth of the representations and warranties of Purchaser contained herein) and to the execution and delivery of the Agreement.


     12. Our obligation to purchase the Shares is subject to completion of our due diligence review (and the results of which being satisfactory to us), to our structuring the transaction in a tax-efficient manner, to compliance by the Company and the Principals as defined below) with the terms of this letter (including the continued truth of the representations and warranties of the Company contained herein) and to the execution and delivery of the Agreement and the documentation referred to in Section 13 below, as well as to the continued truth of the following: (i) since the date of the last SEC Document prior to the date hereof, there has been no material adverse change in the business, operations, results of operations, assets, prospects or condition (financial or otherwise) of the Company and its subsidiaries, (ii) since the date hereof, none of Mr. Rafael Vaquero Bazan and Mr. Fernando Camacho Casas (collectively, the "Principals") has sold or otherwise disposed of any of their respective holdings of Common Stock of the Company, (iii) the Company has not, after the date hereof, done or caused to be done any of the matters set forth on Annex A hereto without our consent, and (iv) except as specifically disclosed in the SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, audit or investigation pending or, to the knowledge of the Company, threatened against the Company which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, results of operations, assets, prospects or condition (financial or otherwise) of the Company or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.


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                                                             Page 13 of 16 Pages



     13. The Principals shall not transfer or pledge any of their shares of Common Stock of the Company (the "Principal Shares") until eighteen months following the purchase by Purchaser of the Primary Shares. The Principals shall enter into mutually satisfactory non-competition agreements with Purchaser and the Company. In addition, the Principals and Purchaser shall enter into an agreement pursuant to which at any time after the second anniversary of Purchaser's purchase of the Primary Shares and for so long as Purchaser and its affiliates are entitled to exercise the veto rights in Annex A, (i) the Principals or Purchaser and its affiliates may propose a price per share of Common Stock and (ii) the non-proposing group may elect either (x) to sell all of its shares of Common Stock (including the Option and the shares obtainable upon exercise of the Option) of the Company at such price per share or (y) to purchase for cash the proposing group's shares of Common Stock (including the Option and the shares obtainable upon exercise of the Option) of the Company at such price per share.


     14. Purchaser shall be entitled to designate a percentage of the Company's Board of Directors at least equal to the percentage ownership of Purchaser and its affiliates of the outstanding Common Stock of the Company.


     15. This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law provision. You and we each hereby consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States in each case located in Wilmington for any litigation arising out of or relating to this letter and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts). You and we each hereby irrevocably and unconditionally waive any objection to the laying of venue of any such litigation in the courts of the State of Delaware or of the United States of America in each case located in Wilmington and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.


     16. This letter may be terminated (i) at any time by mutual agreement of the parties, or (ii) at any time after August 1, 1998 by either party (by written notice to the other), provided that the terminating party is not in material breach of the terms hereof. Notwithstanding the foregoing, the provisions of Paragraphs 5 and 15 and this Paragraph 16 shall survive any termination of this letter.






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                                                             Page 14 of 16 Pages



                                             Very truly yours,



                                             MEXICO STRATEGIC
                                             INVESTMENT FUND, LTD.

                                             By:  /s/ Peter Streinger
                                                  -----------------------------
                                                  Name:     Peter Streinger
                                                  Title:    Attorney-in-fact


AGREED TO AND  ACCEPTED
as of  the  date  first
above written
THE UNIMARK GROUP, INC.


By:  /s/ Rafael Vaquero
     ----------------------------
      Name:     Rafael Vaquero
      Title:    CEO and President


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                                                             Page 15 of 16 Pages

SECTION  13  AGREED  TO
AND  ACCEPTED as of the
date    first     above
written      by     the
PRINCIPALS


--------------------------
Rafael Vaquero Bazan



--------------------------
Fernando Camacho Casas

                                                                         Annex A


* (i) Incur or maintain any indebtedness other than bank line of credit for working capital not in excess of $18 million, (ii) be party to capital leases in amounts in excess of $30 million (in the aggregate), and (iii) at any time, allow the amounts of the indebtedness/obligations under items (i) and (ii) to be greater than $42 million

* Incur liens or encumbrances other than liens to secure the indebtedness permitted above (Diamond) Incur contingent obligations or guaranties other than in the ordinary course of business (Diamond) Take actions which would result in the Company being classified as a United States Real Property Holding Company

* Make or maintain any investment in or capital contribution or advance to any other person, other than investments in wholly-owned subsidiaries; or enter into joint ventures or partnerships or establish non-wholly owned subsidiaries

* Enter into any commitment or amend any existing commitment with a value in excess of five percent of total assets (as set forth on the immediately preceding year's audited financial statements) or enter any commitment or transaction or amend any existing commitment or transaction with any affiliate or related party or significant shareholder

* Incur capital expenditures in excess of 110% of the amount budgeted for such items (based on the budgets delivered to Purchaser)

* Approve increases in any item in each year's annual budget in excess of 5% over the amount budgeted for such item during the preceding year

*    Appoint or remove any member of senior management

*    Amend the Certificate of Incorporation or the Bylaws

* Change the number of directors (without maintaining at least proportionate representation by Purchaser on the Board)

* Approve any merger or consolidation or similar reorganization or other fundamental change in the business of the Company

* Acquire assets (other than in the ordinary course) or common stock, debt or other securities of any third party (Diamond) Sell or dispose of assets of the Company or any of its subsidiaries having a value in excess of 10% per year of the value of the total fixed assets of the Company (nor shall the Company allow any facility of the Company to sell or dispose of assets having a value in excess of 5% per year of the value of such facility's total fixed assets)

*    Liquidate the Company

* Issue any securities of the Company (including, without limitation, common stock, convertible securities, rights, warrants or options to one or more persons (including through a public offering)), other than pursuant to an employee benefit plan consistent with past practice

* Register Securities under the Securities Act of 1933 (except as provided in Registration Rights Agreements disclosed to Purchaser) or grant any registration rights

*    Declare or pay dividends

* Effect any debt or equity repurchase or redemption or other restricted payment

*    Adopt or amend benefit plans (Diamond) Enter into new businesses

*    Change the Company's independent accountants

*    Settle any material litigation

* Permit the Company to fail to comply with customary affirmative covenants, including: (i) compliance with financial and other reporting requirements;
     (ii) compliance with laws; (iii) limitation on conflicting agreements; (iv) preservation of franchises and existence; (v) maintenance of insurance;
     (vi) payment of taxes and other charges; (vii) ERISA compliance; and (vii) access and inspection rights and maintenance of books and records.